July 25, 2021

Steadfast Apartment REIT, Inc.
Steadfast Apartment REIT Operating Partnership, L.P.
18100 Von Karman Avenue, Suite 200
Irvine, CA 92612
452 Fifth Avenue, Floor 10
New York, NY 10018

Re: Indemnification Agreement
Ladies and Gentlemen:
Reference is hereby made to the Current Report on Form 8-K of Steadfast Apartment REIT, Inc., a Maryland corporation (“STAR”), filed with the Securities and Exchange Commission on September 3, 2020 (the “STAR Form 8-K”). The STAR Form 8-K describes transactions and related agreements that are defined therein as the “Internalization Transaction.” As used in this letter agreement, the term “Internalization Transaction” has the meaning given to it in the STAR Form 8-K.
Steadfast REIT Investments, LLC, a Delaware limited liability company (“SRI”), is executing and delivering this letter agreement to indemnify and hold harmless STAR and its subsidiaries, including Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership (“STAR OP”), and their successors and assigns, which shall include Independence Realty Trust, a Maryland corporation (“IRT”), and Independence Realty Operating Partnership, L.P., a Delaware limited partnership (“IRT OP”), automatically upon consummation of the Merger (as defined in the Agreement and Plan of Merger dated as of July 26, 2021 (the “Merger Agreement”) by and among STAR, STAR OP, IRT, IRT OP and IRSTAR Sub, LLC, a Delaware limited liability company (“IRT Merger Sub”), as may be amended by the parties thereto). As used in this letter agreement, the term “Indemnified Parties” means each and all of (i) STAR and STAR OP and their subsidiaries and (ii) the successors and assigns of STAR and STAR OP and their subsidiaries, including, upon consummation of the Merger, IRT, IRT OP, IRT Merger Sub and their subsidiaries. As used in this letter agreement, the term “Indemnitor” means SRI and its successors and assigns.
Indemnitor hereby indemnifies and holds harmless, to the fullest extent permitted by law, each and all of the Indemnified Parties from and against seventy five percent (75%) of any and all Covered Costs (as hereinafter defined); provided that the Indemnitor’s obligations hereunder are capped at the lower of $20.3 million or the value of the Collateral (as defined below) at the time payment is owed hereunder and provided further that any indemnification payments made pursuant thereto shall be made solely by delivery of the Collateral. As used in this letter agreement, the term “Covered Costs” means any and all costs, expenses, judgments, liabilities and payments, including settlement payments and attorneys’ fees, incurred or arising in connection with any direct or derivative claims brought by a stockholder or stockholders of STAR or its successors and assigns alleging breaches of duties under law or contract, including but not limited to breaches by current or former directors of STAR, in connection with the Internalization Transaction (“Internalization Claims”) if and to the extent such costs, expenses, judgments, liabilities and payments, including settlement payments and attorneys’ fees, are not paid for by STAR’s insurance carrier (subject only to the $1.0 million self-insurance retention amount in STAR’s D&O policies, which initial $1.0 million of costs, expenses, judgments, liabilities and payments, for the avoidance of doubt, shall not be Covered Costs). Each of Rodney F. Emery (“Emery”) and SRI understand that STAR’s D&O policies contain a $1.8 million sub-limit for Internalization Transaction claims (inclusive of side A coverage) with a self-insured retention of $1 million, and further understand that, although STAR’s primary and excess D&O policies have a sub-limit of $850,000 for security holder demand expenses with no self-insured retention, payments under this primary and excess coverage would erode the foregoing $1.8 million sub-limit for Internalization Transaction claims.
Each of Emery and Indemnitor waives any and all rights to any advancement of attorneys’ fees and expenses and indemnification from any of the Indemnified Parties on account of any Internalization Claims or any amounts paid by Indemnitor on account of Covered Costs.
In the event that litigation is filed challenging the Merger and includes Internalization Claims and claims that are not Internalization Claims, then an allocation of costs, expenses, liabilities and payments, including settlement payments and attorneys’ fees (collectively “Expenses”), shall be made to reflect those Expenses on account of such litigation reasonably attributable to Internalization Claims and therefore Covered Costs and those Expenses not reasonably attributable to Internalization Claims and therefore not Covered Costs.
Each of Emery and Indemnitor understands that his or its execution and delivery of this letter agreement is a material inducement to the entry into the Merger Agreement by IRT, IRT OP and IRT Merger Sub.
In order to secure the payment and performance of the obligations of Indemnitor hereunder, SRI hereby unconditionally pledges and grants a continuing security interest to the Indemnified Parties in and to all right, title, and interest in the Collateral (as hereinafter defined). As used herein, the term “Collateral” means the following now or hereafter held by or on behalf of Indemnitor: (i) 1,277,778 Class B Common Units of limited partnership interest (“Class B Units”) in STAR OP and the proceeds thereof, including without limitation, units of limited partnership interest of IRT OP (“IROP Units”) issuable upon conversion of the Class B Units pursuant to the Merger Agreement, (ii) distributions (cash or in kind) on any such Class B Units and/or IROP Units, (iii) cash payable or securities issuable, from time to time, upon redemption, conversion or exchange of any of the foregoing and (iv) all proceeds of any of the foregoing.
SRI hereby authorizes the cancellation of any Class B Units and/or IROP Units, as applicable, from time to time in satisfaction of Indemnitor’s seventy-five percent (75%) share of Covered Costs as and when such Covered Costs become due and payable and without any requirement for demand, with (i) any such Class B Unit cancelled in satisfaction of Covered Costs being valued at $18.00 and (ii) any such IROP Unit cancelled in satisfaction of Covered Costs being valued at the average daily closing sales price of one share of common stock of IRT on the New York Stock Exchange or other national securities exchange on which such shares are then listed for the five (5) consecutive trading days immediately preceding the date of cancellation of the applicable IROP Unit(s). The Indemnified Parties shall have all rights of a secured party under law with respect to the Collateral and arrangements shall be made to provide for the escrow of distributions (including quarterly distributions) payable from time to time on Class B Units and/or IROP Units such that these distributions are part of the Collateral.
Indemnitor hereby authorizes the Indemnified Parties to file one or more Uniform Commercial Code financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral without signature of Indemnitor. Indemnitor shall, from time to time, at its expense, promptly execute and deliver all further instruments, documents and notices and take all further action that may be necessary, or that Indemnified Parties may reasonably request, in order to create, perfect and protect any security interest granted or purported to be granted by this letter agreement or to enable the Indemnified Parties to exercise and enforce their rights and remedies hereunder. Without limiting the generality of the foregoing, Indemnitor will, upon request by the Indemnified Parties, appear in and defend any action or proceeding that may affect the Indemnitor’s title to or Indemnified Parties’ security interest in the Collateral. The books and records of each of STAR OP and IRT OP shall include appropriate notations of the pledge and grant of a security interest in Class B Units and IROP Units, as the case may be, owned by SRI and each of STAR and IRT, as general partner of STAR OP and IRT OP, respectively, is authorized to take such actions as may be necessary or convenient and without further authorization from Indemnitor to cancel, from time to time, Class B Units and/or IROP Units in satisfaction of Indemnitor’s 75% share of Covered Costs.
Each of Emery and Indemnitor hereby jointly and severally represents and warrants for the benefit of the Indemnified Parties that: (i) this letter agreement has been duly authorized on behalf of each of them; (ii) all consents, authorizations and approvals (including spousal consent in the case of Emery and consents of all of the members in the case of SRI) that are necessary to enable each Indemnitor to perform all of its obligations under this letter agreement have been obtained; and (iii) SRI is the sole record owner and SRI and Emery are the sole “beneficial owners” (as defined by Rule 13d-3 under the Exchange Act of 1934, as amended) of the Collateral, which is free of all liens and encumbrances, and, without limiting the generality of the foregoing, SRI has the full right to pledge and encumber the Collateral as provided for in this letter agreement.
At such time (if at all) that all of the Collateral, or Collateral valued at $20.3 million, whichever is first, has been applied in satisfaction of Covered Costs then Indemnitor shall have no further indemnity obligations hereunder. In addition, at such time as all applicable statutes of limitation on Internalization Claims have expired and no such Internalization Claims remain pending or unsatisfied (the “End Date”), then any Collateral not therefore cancelled in satisfaction of Covered Costs shall be returned to SRI. Prior to the End Date, none of the Collateral may be sold, assigned, transferred or encumbered (other than in favor of the Indemnified Parties) or made the subject of any options in favor of a third party.
IRT and IROP are made express third-party beneficiaries of this letter agreement automatically, without the need for any further actions, at the Effective Time (as defined in the Merger Agreement).
The Indemnified Parties will promptly notify Indemnitor of all Internalization Claims filed or threatened in writing to be filed against them and/or their respective directors or officers and agree to keep Indemnitor reasonably informed regarding any such action or written threat. The Indemnified Parties will (i) give Indemnitor reasonable opportunity to participate in the defense and settlement of any such action or threatened action and (ii) keep Indemnitor reasonably apprised of any proposed strategy or other significant decisions with respect to such action or threatened action. Indemnitor may offer, in good faith, comments or suggestions with respect to such action or threatened action, which the Indemnified Parties will consider in good faith. Prior to, but not after, such time as all of the Collateral has been cancelled in satisfaction of Indemnitor’s seventy five percent (75%) share of Covered Costs, the Indemnified Parties will not settle or compromise, or agree to settle or compromise, any Internalization Claims without the consent of Indemnitor, not to be unreasonably withheld, conditioned or delayed.
The recourse of SRI for its seventy five percent (75%) share of Covered Costs shall be limited to the Collateral, but such limitation on recourse shall terminate automatically and the obligations of SRI shall become full recourse obligations in the event that any member or indirect owner of SRI or an affiliate of any such member or indirect owner challenges the right of SRI to perform all of its obligations hereunder and to pledge and grant a security interest in the Collateral as provided for herein and for the purposes hereof.
This letter agreement shall terminate in the event that the Merger Agreement is terminated without the Merger having been consummated.
The obligations of SRI hereunder shall be binding on its successors and assigns and the obligations of Emery hereunder shall be binding on his heirs and legal representatives.
Emery and SRI acknowledge that they have been represented by counsel in the preparation and negotiation of this letter agreement and, upon the execution and delivery of this letter agreement by Emery and SRI, they are legally bound hereby.

Very truly yours,

/s/ Rodney F. Emery
Rodney F. Emery

STEADFAST REIT INVESTMENTS, LLC
By Steadfast REIT Holdings, LLC, its Manager

By:	/s/ Rodney F. Emery
Rodney F. Emery, Manager

By Crossroad Capital Multifamily, LLC, a Member

By:	/s/ James A. Sheperdson
James A. Sheperdson, Manager

By MRAP Steadfast, LLC, a Member

By:	/s/ Ryan McCord
Ryan McCord, President

Acknowledged:

STEADFAST APARTMENT REIT, INC.

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: President, Chief Financial Officer and Treasurer

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.

By: Steadfast Apartment REIT, Inc., its sole general partner

By:	/s/ Ella S. Neyland
Name: Ella S. Neyland
Title: President, Chief Financial Officer and Treasurer